Exhibit 10.10

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of this 1st day of January, 2002 by and among Riverwood International Corporation, a Delaware corporation (“Employer”), Riverwood Holding, Inc., a Delaware corporation (“Holding”), and Stephen M. Humphrey (“Executive”).

W I T N E S S E T H :

WHEREAS, Employer currently employs Executive as its President and Chief Executive Officer pursuant to an Employment Agreement, dated as of March 27, 1997 (the “Prior Agreement”);

WHEREAS, Holding, Employer and Executive recognize the importance of providing for successful succession planning for senior management positions, including those positions held by Executive;

WHEREAS, Holding, Employer and Executive mutually desire to implement certain matters to secure for Holding and Employer the continued services of Executive; and

WHEREAS, Holding, Employer and Executive desire that Executive continue to serve as, and perform the full-time duties of, President and Chief Executive Officer through March 31, 2005, and to serve as Chairman of the Board of Directors of Holding for two years thereafter; and

WHEREAS, in order to effectuate the foregoing, Holding, Employer and Executive desire to implement certain amendments to the Prior Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Employer and Executive hereby agree and the Prior Agreement is hereby amended and restated in its entirety, as follows:

1.                                       Agreement to Employ.  Upon the terms and subject to the conditions of this Agreement, Employer hereby continues to employ Executive, and Executive hereby accepts continued employment by Employer.

2.                                         Term; Position and Responsibilities.

(a)                                   Term of Employment.  Unless Executive’s employment shall sooner terminate pursuant to Section 7, Employer shall employ Executive for a term commencing on the date of hereof and ending on March 31, 2007 (the “Term”).  The expiration of the Term shall not constitute a termination of employment by Employer.

The period during which Executive is employed or serves as Chairman of the Board of Directors pursuant to this Agreement shall be referred to as the “Employment Period”.

(b)                                 Position and Responsibilities.

(i)  Through March 31, 2005 Executive shall continue to serve as President and Chief Executive Officer of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s position as the Board of Directors of Employer (“Employer’s Board”) specifies from time to time.  Executive shall serve as a member of the respective Boards of Directors of Employer and Holding during the Employment Period.

(ii)  During the period commencing on April 1, 2005 and ending March 31, 2007, Executive shall cease to serve as President and Chief Executive Officer of Employer, and shall be Chairman of the Board of Directors of Holding and of Employer and such other affiliates thereof as may be agreed from time to time.

(iii)  During the portion of the Employment Period that Executive serves as President and Chief Executive Officer pursuant to Section 2(b)(i), Executive will devote all of his skill, knowledge and working time (except for (A) vacation time as set forth in Section 6(c) hereof and absence for sickness or similar disability and (B) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (I) such reasonable time as may be devoted to service on boards of directors and the fulfillment of civic responsibilities and (II) reasonable time as may be necessary from time to time for personal financial matters) to the conscientious performance of the duties of such position or positions.  During the portion of the Employment Period that Executive serves as Chairman of the Board of Directors of Holding pursuant to Section 2(b)(ii)  , Executive will devote all of his skill and knowledge to, and such portion of his working time as shall be reasonably necessary to, the conscientious performance of his duties as such.

3.                                         Base Salary.

(a)                                  During the portion of the Employment Period that Executive serves as President and Chief Executive Officer pursuant to Section 2(b)(i) , as compensation for such services Employer will pay Executive an annual base salary of (i) $812,000 (Executive’s current base salary) for the period commencing on the date hereof and ending on March 31, 2002, (ii) $900,000 for the period commencing on April 1, 2002 and ending on March 31, 2003, (iii) $950,000 for the period commencing on April 1, 2003 and ending on March 31, 2004 and (iv) $1,000,000 for the period commencing on April 1, 2004 and ending on March 31, 2005.

(b)                                 During the portion of the Employment Period that Executive serves as Chairman of the Board of Directors of Holding pursuant to 2(b)(ii)  as compensation for such services Executive shall be paid director’s fees at an annual rate of $500,000 per year provided that Executive shall be paid at an annual rate of $750,000 per year following any initial public offering of the shares of Holding common stock, in each case in lieu of any other fee payable to Executives in his capacity as a member of the Holding or employer Boards.

(c)                                  The annual amounts payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the “Base Salary”.)  The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral that arrangement may be maintained or established by Employer.  Employer shall pay Executive the Base Salary in monthly installments, or in such other installments as may be mutually agreed upon by Employer and Executive.

4.                                         Incentive Compensation Arrangements.

(a)                                  Incentive Compensation.

(i)  During the portion of the Employment Period that Executive serves as President and Chief Executive Officer of Employer pursuant to Section 2(b)(i)  , Executive shall participate in Employer’s incentive compensation programs for its executive officers existing from time to time, at a level commensurate with his position and duties with Employer, which programs shall provide an aggregate annual target bonus of 100% of Base Salary (with a maximum annual bonus opportunity equal to 200% of Base Salary), based on such performance targets as may be established from time to time by Employer’s Board or a committee thereof.

(ii)  During the portion of the Employment Period that Executive serves as Chairman of the Board of Directors of Holding and of Employer pursuant to Section 2(b)(ii)  , Executive’s incentive compensation, if any, shall be determined from time to time by the full Board of Directors of Holding or Employer, as the case may be.

(b)                                 Option Awards.  Executive shall be granted non-qualified stock options (the “Service Options”) to purchase up to 150,000 shares of the Class A Common Stock of Holding, par value $.01 per share (the “Common Stock”), non-qualified stock options (the “Performance Options,”) to purchase up to an additional 150,000 shares of Common Stock and non-qualified stock options to purchase up to an additional 150,000 shares of Common Stock (the “Special Performance Options”, and together with the

Service Options and the Performance Options, the “Options”).  The Options shall be granted to Executive pursuant to and in accordance with the terms of the Riverwood Holding, Inc. 2002 Management Stock Incentive Plan, have a ten year term and otherwise be subject to the terms and conditions (which shall include those described in this Section 4(b)) set forth in a separate Management Stock Option Agreement, substantially in the form attached hereto as Exhibit A, to be entered into by Executive and Holding (the “Option Agreement”).

(c)                                  Guarantee.  If (i) Executive remains continuously employed with Employer or one of its Subsidiaries through the expiration of the Term or (ii) a Change in Control occurs prior to the expiration of the Term and (x) Executive remains continuously employed with Employer or one of its Subsidiaries from the date hereof through the date of such Change in Control or (y) if the CD&R Fund and, if applicable, its Affiliates effect a sale or other disposition of all of the Common Stock then held by the CD&R Fund and its Affiliates to one or more persons other than any person who is an Affiliate of the CD&R Fund and thereafter, Executive’s employment is terminated by Employer other than for cause or by Executive for Good Reason and such Change in Control occurs within six months of the date of such termination of employment and, in the case of both of the preceding changes (i) and (ii), no Credit Agreement Shortfall to shall have occurred, Executive shall be entitled to a cash payment in an amount equal to the shortfall, of any, between (A) the aggregate realized or realizable value of all Options (as determined by the Holdings Board), and (B) $10,000,000 (ten million).  Such amount, if any, shall be paid in full as soon as reasonably practicable, but in no event later than thirty days following the expiration of the Term or the Change in Control, whichever is applicable.  For these purposes:  “Affiliates,” “CD&R Fund”, and “Change in Control” shall have the respective meanings given in the Option Agreement;  “All Options” shall mean any and all options granted to Executives to purchase shares of Common Stock pursuant to any stock or other similar incentive compensation plans; and “Credit Agreement Shortfall” shall mean the failure by Employer to satisfy the minimum Financial Condition Covenants specified for any period in Section 8.1 if the Amended and Restated Credit Agreement, dated as of August 10, 2001, among Employer, the other borrowers party thereto, The Chase Manhattan Bank, as administrative agent, and the lenders party thereto from time to time, as the same may be amended from time to time.

5.                                         Employee Benefits. (a)  During the portion of the Employment Period that Executive serves as President and Chief Executive Officer of Employer pursuant to Section 2(b)(i)  , employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance, will be provided to Executive in accordance with the programs of Employer then available to senior executive employees, as the same may be amended and in effect from time to time (the “Health and Welfare Benefits”).  Executive shall also be entitled to participate in all of Employer’s profit sharing, pension, retirement, deferred compensation and savings plans, as the same may be amended and in effect from time to time, applicable to senior executives of Employer.  The benefits referred to this Section 5 shall be provided to Executive on a basis that is commensurate with Executive’s position and duties with the Company hereunder and that is no less favorable than that of similarly situated employees of Employer.  During the portion of the Employment Period that Executive serves as Chairman of the Board of Directors of Holding pursuant to Section 2(b)(ii) , Executive will continue to be provided with Health and Welfare Benefits that are comparable to the Health and Welfare Benefits provided to Executive prior to his becoming Chairman on comparable terms and conditions (taking into account the after-tax cost to Executive).

(b)                                 Supplemental Retirement Benefit.  Upon Executive’s retirement following the expiration of the Term or following a termination of Executives services prior to the expirations of the Term by Employer other than for Cause or by Executive for Good Reason, Employer shall provide Executive with a supplemental retirement benefit equal to the difference, if any, between (i) the combined benefits provided for under the Riverwood International Employees Retirement Plan and Supplemental Pension Plan, and (ii) such benefits calculated as if Executive had 10 years service with Employer.  For purposes of calculating the benefits payable pursuant to this Section 5(b), (y) the same assumptions, elections, and other matters used in determining Executive’s benefit under the Riverwood International Employees Retirement Plan shall apply, and (z) only Executive’s compensation as President and Chief Executive Officer shall be taken with account and the period duty which Executive serves as Chairman of the Holding Board shall be disregarded.

6.                                         Perquisites and Expenses.

(a)                                  General.  During the portion of the Employment Period that Executive serves as President and Chief Executive Officer of Employer pursuant to Section 2(b)(i)  , Executive shall be entitled to participate in all special benefit or perquisite programs generally available from time to time to senior executive officers of Employer, on the terms and conditions then prevailing under each such program.

(b)                                 Business Travel, Lodging, etc.  Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer’s business travel reimbursement policy applicable to senior executives as in effect from time to time.

(c)                                  Vacation.  Executive shall be entitled to such vacation as is available under the prevailing policies of Employer but not less than the greater of five weeks of paid vacation or the number of weeks of paid vacation per year calculated in accordance with Employer’s vacation policy applicable to senior executives, without carry-over accumulation.

7.                                         Termination of Employment.

(a)                                  Termination Due to Death or Disability.  In the event that Executive’s employment hereunder terminates due to death or is terminated by Employer due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii).  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder lasting for a continuous period of six months or longer.  The determination of Executive’s Disability shall be made by an independent physician who is reasonably acceptable to Employer and Executive and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by Executive or by any physician or group of physicians or other competent medical experts employed by Executive and/or Employer to advise such independent physician.

(b)                                 Termination by Employer for Cause.  During the portion of the Employment Period that Executive serves as President and Chief Executive Officer of Employer pursuant to Section 2(b)(i)  , Executive may be terminated for “Cause” by Employer; provided, however, that Executive shall be permitted to attend a meeting of Employer’s Board within thirty days after delivery to him of a Notice of Termination pursuant to this Section 7(b) to explain why he should not be terminated for Cause and, if following any such explanation by Executive, Employer’s Board determines that Employer does not have Cause to terminate Executive’s employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect.  “Cause” shall mean (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) or other willful and material breach by Executive of any of his obligations hereunder or under the Option Agreement, after a demand for substantial performance is delivered, and a reasonable opportunity to cure is given, to Executive by Employer’s Board, which demand identifies the manner in which Employer’s Board believes that Executive has not substantially performed his duties or breached his obligations, (ii) Executive’s engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to Employer or any of its affiliates or (iii) Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony.

(c)                                  Termination Without Cause.  A termination “Without Cause” shall mean a termination of employment by Employer other than due to Disability as described in Section 7(a) or for Cause as defined in Section 7(b) or a failure of the Executive to be elected to the Holding Board of Directors, and to be named Chairman thereof, during the period contemplated by Section 2(B)(ii).

(d)                                 Termination by Executive.  Executive may terminate his employment for any reason.  A termination of employment by Executive for “Good Reason” shall mean a termination of employment by Executive within 30 days following the occurrence of any of the following events without Executive’s consent: (i) the assignment to Executive of duties that are significantly different from and that result in a substantial diminution of the duties that he is to assume on the date hereof, (ii) the failure of Employer to obtain the assumption of this Agreement by any successor as contemplated by Section 14, (iii) a reduction of Executive’s Base Salary, or (iv) a material breach by Employer of any of its obligations hereunder or by Holding under the Option Agreement or any other option agreement or incentive award agreement granted to Executive, provided, in the case of any of clauses (i), (iii) or (iv), Executive has delivered written notice of his intention to terminate his employment for “Good Reason”, specifying the provisions hereof on which Executive will rely, and Employer or Holding, as the case may be, shall have had a reasonable opportunity to cure.

(e)                                  Notice of Termination.  Any termination by Employer pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written “Notice of Termination” addressed to the other parties to this Agreement.  A “Notice of Termination” shall mean a notice stating that Executive’s employment with Employer has been or will be terminated.

(f)                                    Payments Upon Certain Terminations.

(i)  In the event of a termination of Executive’s employment by Employer Without Cause or a termination by Executive of his employment for Good Reason during the Employment Period, Employer shall pay to Executive (or, following his death, to Executive’s beneficiary) (A) his Base Salary, payable in installments based on Employer’s regular payroll practices, for the period beginning on the Date of Termination and ending on the earlier of (x) the last day of the Term, and (y) the third anniversary of the Date of Termination (the “Severance Period”) and (B) if, as of the Date of Termination, the Company has achieved the performance objectives established under the Company’s annual incentive compensation plan for the calendar year that includes the Date of Termination, pro rated on the basis of the fraction described in the immediately following clause (B)(2) hereof, an amount, payable in one lump sum as soon as reasonably practicable following receipt by Employer of Employer’s or Holding’s financial statements for such calendar year (accompanied by an audit report of its accountants) through the Date of Termination, equal to the product of (1) the amount of incentive compensation that would have been payable to Executive for such calendar year under the annual incentive compensation plan had he remained employed for the entire calendar year, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year that precede the Date of Termination and the denominator of which is equal to 365 (such product, the “Pro Rata Bonus”), less (C) any amount paid or payable to Executive under the terms of any severance plan or program of Holding, Employer or any of their respective subsidiaries as in effect on the Date of Termination; provided that Employer may, at any time, pay to Executive in a single lump sum and in satisfaction of Employer’s obligations under clauses (A) and (B) of this Section 7(f)(i), an amount equal to (x) the installments of the Base Salary then remaining to be paid to Executive pursuant to clause (A) above, and the amount, if any, then remaining to be paid to Executive pursuant to clause (B) above, less (y) the amount, if any, remaining to be paid to Executive pursuant to any plan or program identified under clause (C) above.  If Executive’s employment shall terminate and he is entitled to receive continued payments of his Base Salary under clause (A) of this Section 7(f)(i), Employer shall (x) continue to provide to Executive during the Severance Period the life, medical, dental, accidental death and dismemberment and prescription drug benefits referred to in Section 5 (the “Continued Benefits”) and (y) reimburse Executive for expenses incurred by him for outplacement and career counseling services provided to Executive for an aggregate amount not in excess of the lesser of (i) $25,000 and (ii) 20% of Executive’s Base Salary.  Executive shall not have a duty to mitigate the costs to Employer under this Section 7(f)(i), except that payments of Base Salary and Continued Benefits shall be reduced or canceled to the extent of any compensation, fees or comparable benefit coverage earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other entity for whom Executive performs services including consulting services.

(ii)  If Executive’s employment shall terminate upon his death or Disability or if Employer shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period, Employer shall pay Executive his full Base Salary through the Date of Termination, plus, in the case of termination upon Executive’s death or Disability, if the Company has achieved the pro rated performance target for such calendar year (determined as provided in Section 7(e)(ii)), the Pro Rata Bonus for the portion of the calendar year preceding Executive’s Date of Termination (exclusive of any time between the onset of a physical or mental disability that prevents the performance by Executive of his duties hereunder and the resulting Date of Termination), plus in the case of termination upon Executive’s death, his full Base Salary for the remainder of the pay period in which death occurs and for one month thereafter.

(iii)  Any benefits payable to Executive under any otherwise applicable plans, policies and practices of Employer shall not be limited by this Section 7(e), other than any such severance plan.

(g)                                 Date of Termination.  As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by Employer for Cause, the date on which Notice of Termination is given or, if later, the date of termination specified in such Notice, as contemplated by Section 7(e), and (iii) if Executive’s employment is terminated by Employer Without Cause, due to Executive’s Disability or by Executive for any reason, 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, 30 days after the date of termination of employment.

(h)                                 Resignation from Board Memberships.  Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Employer, Executive shall resign, in writing, from all Board memberships then held by him on the Boards of Holding, Employer or any of their respective subsidiaries, if so requested by the Board of Directors of Holding.

8.                                         Unauthorized Disclosure.  During the period of Executive’s employment with Employer and the ten year period following any termination of such employment, without the prior written consent of Employer’s Board or its authorized representative, except to the extent required by an order of a court having apparent jurisdiction or under subpoena from an appropriate government agency, in which event, Executive will use his best efforts to consult with Employer’s Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of Employer’s Board, the Board of Directors of Holding and management of Employer or Holding), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to  Holding, Employer or any of their respective subsidiaries or affiliates that Holding, Employer or any of their respective subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with Holding, Employer or any of their respective subsidiaries or affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 8).

9.                                         Non-Competition.  During the period of Executive’s employment and, following any termination thereof, the period ending on the later of (i) the first anniversary of the Date of Termination and (ii) the last day of the Severance Period, Executive shall not, directly or indirectly, engage in business with, serve as an agent or consultant to, become a partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of or become employed in an executive capacity by, any person, firm or other entity that competes or has a reasonable potential for competing anywhere in the United States or Europe with any part of the business of Holding, Employer or any of their respective subsidiaries that relates to producing, marketing, manufacturing, designing or installing packaging or paper products, machines or related materials.  Whether any such person, firm or entity so competes or so has a reasonable potential for competing shall be determined in good faith by Employer’s Board.  For purposes of this Section 9, the phrase employment “in an executive capacity” shall mean employment in any position in connection with which Executive has or reasonably would be viewed as having powers and authorities with respect to any other person, firm or other entity or any part of the business thereof that are substantially similar, with respect thereto, to the powers and authorities assigned to the President and Chief Executive Officer of Employer in the By-Laws of Employer as in effect on the date hereof, a copy of the relevant portions of which has been delivered to and reviewed by Executive in connection with the Prior Agreement..

10.                                   Non-Solicitation of Employees.  During the period of Executive’s employment and, following any termination thereof, the period ending on the third anniversary of the Date of Termination (such periods collectively, the “Restriction Period”), Executive shall not, directly or indirectly, for his own account or for the account of any other person or entity with which he is or shall become associated in any capacity, (a) solicit for employment, employ or otherwise interfere with the relationship of Holding, Employer or any of their respective subsidiaries with, any person who at any time during the six months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for Holding, Employer or any of their respective subsidiaries, other than any such solicitation or employment during Executive’s employment with Holding and Employer on behalf of Holding, Employer or any of their respective subsidiaries, or (b) induce any employee of Holding, Employer or any of their respective subsidiaries who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 hereof or to terminate his employment with Employer.

11.                                   Non-Solicitation of Customers.  During the Restriction Period, Executive shall not, directly or indirectly, solicit or otherwise attempt to establish for himself or any other person, firm or entity anywhere in the United States or Europe any business relationship of a nature that is competitive with the business or relationship of Holding, Employer or any of their respective subsidiaries with any person, firm or corporation which was a customer, client or distributor of Holding, Employer or any of their respective subsidiaries at any time during the Employment Period (in the case of any such activity during the Employment Period) or during the twelve-month period preceding the date of Executive’s termination of employment with Holding, Employer and their respective subsidiaries, other than any such solicitation during Executive’s employment with Holding or Employer on behalf of Holding, Employer or any of their respective subsidiaries.

12.                                   Return of Documents.  In the event of the termination of Executive’s employment for any reason, Executive will deliver to Employer all of Holding’s, Employer’s or any of their respective subsidiaries’ property and Holding’s, Employer’s or any of their respective, subsidiaries’ non-personal documents and data of any nature and in whatever medium pertaining to Executive’s employment with Holding, Employer or any of their respective subsidiaries, and he will not take with him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.  Whether documents or data are “personal” or “non-personal” shall be determined as follows:  Executive shall present any documents or data that he wishes to take with him to the chief legal officer of Employer for his review.  The chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data that he determines to be non-personal, shall notify Executive either that such documents or data must be retained by Employer or that Employer must make and retain a copy thereof before Executive takes such documents or data with him.  Any disputes as to the personal or non-personal nature of any such documents or data shall first be presented to the Chairman of Employer’s Board or to another representative designated by Employer’s Board (such Chairman or representative, the “Chairman”), and if such disputes are not promptly resolved by Executive and the Chairman, such disputes shall be resolved through arbitration pursuant to Section 17(b).

13.                                   Certain Understandings, Injunctive Relief with Respect to Covenants.  (a)  Executive acknowledges and agrees that the covenants, obligations and agreements of Executive with respect to noncompetition, nonsolicitation, confidentiality and Employer property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants, obligations or agreements referred to in this Section 13.  These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have.  If Employer does not substantially prevail in obtaining the injunctive relief it seeks, Employer shall reimburse the Executive for any legal expenses incurred by him in defending against the imposition of such injunctive relief.  Employer, Holding and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America, in each case located in New York City, in respect of the injunctive remedies set forth in this Section 13 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12 and 13 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 13, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 13.  All disputes not relating to any request or application for injunctive relief in accordance with this Section 13 shall be resolved by arbitration as contemplated by Section 17(b).

(b)                                 Employer, Holding and Executive each agree that Executive has had and will have a prominent role in the management of the business, and the development of the goodwill, of Holding and its subsidiaries and has had and will establish and develop relations and contacts with the principal customers and suppliers of Holding and its subsidiaries in the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Holding and its subsidiaries;

(c)                                  (i) in the course of his employment with Employer, Executive has obtained and will obtain confidential information and trade secrets concerning the worldwide business and operations of Holding and the Subsidiaries that could be used to compete unfairly with Holding and the Subsidiaries; (ii) the covenants and restrictions contained in Sections 8 through 13, inclusive, are intended to protect the legitimate interests of Employer and Holding to protect their respective goodwill, trade secrets and other confidential information and (iii) Executive desires to agree to be bound by such covenants and restrictions and to enter into the Agreement;

14.                                   Assumption of Agreement.  Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.  Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer terminated his employment Without Cause as contemplated by Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

15.                                   Entire Agreement.  This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements.  All prior correspondence and proposals (including summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person or entity) are merged herein and superseded hereby.

16.                                   Indemnification.  Employer agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive.  Costs and expenses incurred by Executive in defense of litigation, including attorneys’ fees, shall be paid by Employer in advance of the final disposition of such litigation upon receipt of an undertaking adequate under Delaware law made by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement.

17.                                   Miscellaneous.

(a)                                  Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of Employer and its successors and permitted assigns.  This

Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except pursuant to this Section 17(a) as hereinafter provided.  Each of Holding and Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 14.

(b)                                 Arbitration.  Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 13) shall be resolved by binding arbitration.  The arbitration shall be held in the city of Atlanta, Georgia and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity.  The arbitrator shall be acceptable to both Employer and Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by Executive, and the third appointed by the other two arbitrators.  All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by the Employer.

(c)                                  Governing Law.  This Agreement shall be governed by and constructed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(d)                                 Taxes.  Employer may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required by law.

(e)                                  Amendments.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer’s Board or a person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge effecting the rights or obligations of Holding, is approved by the Board of Directors of Holding or such officer of Holding as may be specifically designated for such purpose by such Board of Directors.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f)                                    Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)                                 Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, provided that the party giving such notice or communication shall have attempted to telephone the party or parties to which notice is being given during regular business hours on or before the day such notice or communication is being sent, to advise such party or parties that such notice is being sent, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)                              if to Employer or Holding, to it at:

Riverwood International Corporation

3350 Riverwood Parkway S.E.

Suite 1400

Atlanta, Georgia 30339

Attention:  General Counsel

(B)                                if to Executive, to him at his last known address on the books and records of the Company.

Copies of any notices or other communications given under this Agreement shall also be given to:

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

New York, New York 10152

Attention:  Mr. Kevin J. Conway

and

Debevoise & Plimpton

875 Third Avenue

New York, New York 10022

Attention:  Franci J. Blassberg, Esq.

(h)                                 Survival.  Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, and, if Executive’s employment terminates in a manner giving rise to a payment under Section 7(f), Section 7(f), shall survive the termination of the employment of Executive hereunder.

(i)                                     No Conflicts.  Executive, Employer and Holding each represent that they are entering into this Agreement voluntarily and that Executive’s employment hereunder and each party’s compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which it is a party or by which it may be bound.

(j)                                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k)                                  Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, Employer and Holding have duly executed this Agreement by their authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

RIVERWOOD INTERNATIONAL CORPORATION

By:
Name:
Title:

RIVERWOOD HOLDING, INC.

By:
Name:
Title:

Executive:

Stephen M. Humphrey